Exhibit 4.1

DESCRIPTION OF TRANSOCEAN LTD.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 12, 2020,  Transocean Ltd. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: registered shares, par value CHF 0.10 per share (“shares”). The following description of Transocean Ltd.’s shares is a summary and is subject to the complete text of our Articles of Association, filed as Exhibit 3.1 to our Current Report on Form 8-K (Commission File No. 001-38373) filed on May 13, 2019. We encourage you to read the Articles of Association carefully.  In this description, references to “Transocean,” “we,” ”our,” and “us” mean Transocean Ltd.

Description of Share Capital

Issued Share Capital. As of February 12, 2020, the registered share capital of Transocean, as registered with the commercial register, was CHF 61,658,167.70, divided into 616,581,677 registered Transocean shares, par value 0.10 Swiss francs per share. The total issued share capital of Transocean, including Transocean shares issued out of Transocean’s conditional share capital not yet registered with the commercial register, was 61,797,052.50 Swiss francs, divided into 617,970,525 registered Transocean shares, par value 0.10 Swiss francs per share. The issued Transocean shares are fully paid, non-assessable, and rank pari passu with each other and all other Transocean shares.

General Authorized Share Capital.  Pursuant to Article 5 of our Articles of Association, our board of directors is authorized to issue new Transocean shares at any time until May 18, 2020 and thereby increase the stated share capital by a maximum amount of 2,170,388.90 Swiss francs by issuing a maximum of 21,703,889 Transocean shares.

Our board of directors determines the time of the issuance, the issuance price, the manner in which the new Transocean shares have to be paid in, the date from which the new Transocean shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or Transocean shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in our interest.  For further information on preemptive rights with respect to our authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of Transocean, and (ii)  in partial amounts shall be permissible.

The new Transocean shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of Transocean’s Articles of Association.

Conditional Share Capital. Article 6 of Transocean’s Articles of Association has not yet been updated to reflect the issuance of 1,388,848 shares to satisfy obligations under Transocean’s share‑based compensation plans.  Accordingly, the remaining authority to issue shares out of conditional share capital is limited to a maximum of 142,365,398 shares; these shares may be issued through:

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the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Transocean shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of us or any of our subsidiaries or any of our respective predecessors; or

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in connection with the issuance of Transocean shares, options or other share-based awards to directors, members of our executive management, employees, contractors, consultants or other persons providing services to us or our subsidiaries.

For information on preemptive rights with respect to our conditional share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Other Classes or Series of Transocean Shares / Non-voting stock (Genussscheine / Partizipationsscheine).  The board of directors may not create Transocean shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the Transocean shares, each as represented (in person or by proxy) at a general meeting of the shareholders. Our board of directors may create preferred stock with the vote of a majority of the votes cast at a general meeting of our shareholders (not counting broker non-votes, abstentions and blank or invalid ballots).

Transocean has not issued any non-voting stock to date (Partizipationsscheine, Genussscheine).

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of Transocean shares, or rights to subscribe for, or convert into, Transocean shares (which rights may be connected to debt instruments or other obligations).  In addition, the existing shareholders will have preemptive rights in relation to such Transocean shares or rights in proportion to the respective par values of their holdings.  The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the Transocean shares present or represented at the general meeting and entitled to vote, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it thereby delegates the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of TOCdirectors. Our Articles of Association provide for this delegation with respect to our authorized and conditional share capital in the circumstances described below under “—General Authorized Share Capital” and “—Conditional Share Capital.”

General Authorized Share Capital. At any time until May 18, 2020 and pursuant to Article 5 of Transocean’s Articles of Association, the board of directors is authorized to withdraw or limit the preemptive rights with respect to the issuance of Transocean shares from authorized capital if:

•	the issue price of the new Transocean shares is determined by reference to the market price;

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the Transocean shares are issued in connection with the acquisition of an enterprise or participations or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of our new investment plans;

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the Transocean shares are issued in connection with the intended broadening of the shareholder constituency of Transocean in certain financial or investor markets, for the purposes of the participation of strategic partners, or in connection with the listing of the Transocean shares on domestic or foreign stock exchanges;

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in connection with a placement or sale of Transocean shares, the grant of an over-allotment option of up to 20% of the total number of Transocean shares in a placement or sale of Transocean shares to the initial purchasers or underwriters; or

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for the participation of directors, members of our executive management team, employees, contractors, consultants and other persons performing services for our benefit or the benefit of any of our subsidiaries.

Conditional Share Capital. In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean shares, the preemptive rights of shareholders are, pursuant to Article 6 of Transocean’s Articles of Association, excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance of bonds, notes, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Transocean shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•	the respective financial instruments or contractual obligations will be issued or entered into at market conditions;

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the conversion, exchange or exercise price, if any, for instruments or obligations will be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

•	the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to Transocean shares, bonds, notes, warrants or other securities or contractual obligations issued from our conditional share capital to directors, members of executive management, employees, contractors, consultants or other persons providing services to us or any of our subsidiaries.

Dividends and Other Distributions

Under the Swiss Code, dividends may be paid out only if we have sufficient distributable profits from the previous fiscal year, or if we have freely distributable reserves (including contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on our audited annual standalone statutory balance sheet.  The affirmative vote of shareholders holding a majority of the votes cast at a general meeting of shareholders (not counting abstentions and blank or invalid ballots) must approve the distribution of dividends.  The board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of our share capital (in other words, the aggregate par value of our registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction.  Such a par value reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots).  A special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register.  Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

Under the Swiss Code, if our general reserves amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate par value of our registered capital), then at least 5% of our annual profit must be retained as general reserves.  The Swiss Code and our Articles of Association permit us to accrue additional general reserves.  In addition, we may be required to create a special reserve on our audited annual standalone statutory balance sheet in the amount of the purchase price of Transocean shares repurchased by us or our subsidiaries, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends.  Our auditor must confirm that a proposal made by the board of directors to shareholders regarding the appropriation of our available earnings or the distribution of freely distributable reserves conforms to the requirements of the Swiss Code and our Articles of Association.  Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments.  Our Articles of Association provide that dividends that have not been claimed within five years after the payment date become our property and are allocated to the general reserves.  Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries.  Distributions to shareholders in the form of a par value reduction and distributions out of qualifying additional paid-in capital are not subject to the Swiss federal withholding tax.

Dividends, if declared by us, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs.  Distribution through a reduction in the par value of the Transocean shares must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

Repurchases of Transocean Shares

The Swiss Code limits our ability to hold or repurchase our own shares.  We and our subsidiaries may only repurchase Transocean shares if and to the extent that sufficient freely distributable reserves are available, as described above under “—Dividends and Other Distributions.” The aggregate par value of all of our shares held by us and our subsidiaries may not exceed 10% of the registered share capital.  However, we may repurchase our own shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase Transocean shares in an amount in excess of 10% and the repurchased Transocean shares are dedicated for cancellation.  Any Transocean shares repurchased pursuant to such an authorization will then be cancelled at a general meeting of shareholders upon the approval of shareholders holding a majority of the votes cast at the general meeting.  Repurchased Transocean shares held by us or our subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by our shareholders at a general meeting, entitled to the economic benefits generally associated with the Transocean shares.

General Meetings of Shareholders

The general meeting of shareholders is our supreme corporate body.  Ordinary and extraordinary shareholders meetings may be held.  Among other things, the following powers will be vested exclusively in the shareholders meeting:

•	adoption and amendment of our Articles of Association;

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the annual election of the chairman of the board of directors, the members of the board of directors, the members of the compensation committee of the board of directors, the auditor and the independent proxy;

•	approval of the annual management report, the stand-alone statutory financial statements and the consolidated financial statements;

•	appropriation of the annual profit shown on our annual stand-alone statutory balance sheet, in particular the distribution of any dividends;

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discharge of the members of the board of directors and the executive management team from liability for business conduct during the previous fiscal year(s) to the extent such conduct is known to the shareholders;

•	ratification of the maximum aggregate amounts of compensation of the board of directors and the executive management team;

•	subject to certain exceptions, the approval of a business combination with an interested shareholder (as such terms are defined in our Articles of Association); and

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any other resolutions that are submitted to a general meeting of shareholders pursuant to law, our Articles of Association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).

Notice and Proxy Statements

Under the Swiss Code and our Articles of Association, we must hold an annual, ordinary general meeting of shareholders within six months after the end of our fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of our chairman of the board of directors, the members of the board of directors, the members of the compensation committee of our board of directors, our auditor and our independent proxy, and the ratification of the maximum aggregate amount of compensation of the board of directors and the executive management team.  The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders.  The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.  No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given.  This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation.  No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor.  A general meeting of shareholders can be held anywhere.

We expect to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Extraordinary General Meetings of Shareholders

An extraordinary general meeting may be called upon the resolution of the board of directors or, under certain circumstances, by the auditor.  In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register or according to the views expressed in legal writing, which is a persuasive authority in Switzerland, holding Transocean shares with an aggregate par value of CHF 1 million, specifying the items for the agenda and their proposals, or if it appears from the annual stand-alone statutory balance sheet that half of our share capital recorded in the commercial register and legal reserves are not covered by our assets.  In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Agenda Requests

Under our Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders.  Such shareholder may also nominate one or more directors for election.  A request for inclusion of an item on the agenda or a nominee must be in writing and received by us at least 30 calendar days prior to the anniversary date of the proxy statement in connection with our last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which we have made public disclosure of the date of the general meeting of shareholders.  The request must specify the relevant agenda items and motions, together with evidence of the required Transocean shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the Securities and Exchange Commission.

Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Our annual report, our compensation report pursuant to Swiss law and the auditor’s reports must be made available for inspection by the shareholders at our registered office in Steinhausen, Canton of Zug, Switzerland, no later than 20 calendar days prior to the annual general meeting of shareholders.  Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge.  Shareholders of record will be notified of this in writing.

Voting

Each of our shares carries one vote at a general meeting of shareholders.  Voting rights may be exercised by shareholders registered in our share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder.  Our Articles of Association do not limit the number of Transocean shares that may be voted by a single shareholder.  Shareholders wishing to exercise their voting rights who hold their Transocean shares through a bank, broker or other nominee should follow the instructions provided by such bank, broker or other nominee or, absent instructions, contact such bank, broker or other nominee for instructions.  Shareholders holding their Transocean shares through a bank, broker or other nominee will not automatically be registered in our share register.  If any such shareholder wishes to be registered in our share register, such shareholder should contact the bank, broker or other nominee through which it holds our shares.

Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

Our Articles of Association do not provide for cumulative voting for the election of directors.

Pursuant to our Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or our Articles of Association. However, our Articles of Association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. Our Corporate Governance Guidelines have a majority vote policy that provides that the board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation following such failure. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the corporate governance committee must promptly review the letter of resignation and recommend to the board whether to accept the tendered resignation or reject it. The board must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote. The board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

The acting chair may direct that resolutions and elections be held by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by way of a written ballot.

The Swiss Code and/or our Articles of Association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the Transocean shares, each as represented at a general meeting to approve, among other things, the following matters:

•	the amendment to or the modification of the purpose clause in our Articles of Association;

•	the creation or cancellation of Transocean shares with privileged voting rights;

•	the restriction on the transferability of Transocean shares or cancellation thereof;

•	the restriction on the exercise of the right to vote or the cancellation thereof;

•	an authorized or conditional increase in the share capital;

•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;

•	the limitation on or withdrawal of preemptive rights;

•	a change in our registered office;

•	the conversion of registered Transocean shares into bearer shares and vice versa; and

•	our dissolution.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding Transocean shares is required).  Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of our assets” by us.  See “—Compulsory Acquisitions; Appraisal Rights” below.

Our Articles of Association require the affirmative vote of at least two-thirds of the Transocean shares entitled to vote at a general meeting to approve the following matters:

•the removal of a serving member of the board of directors;

•any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;

•any changes to Article 18 specifying vote requirements for resolutions and elections;

•any changes to Article 20, paragraph 2 specifying supermajority vote requirements;

•any changes to Article 21 specifying quorum requirements;

•any changes to Article 22 specifying the number of members of the board of directors;

•any changes to Article 23 specifying the term of the board of directors; and

•any changes to Article 24 specifying the organization of the board of directors and the indemnification provisions for directors and officers.

Our Articles of Association require the affirmative vote of holders of the number of our shares at least equal to the sum of (A) two-thirds of the number of all Transocean shares outstanding and entitled to vote at a general meeting, plus (B) a number of Transocean shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of Transocean shares held by an interested shareholder, for us to engage in any business combination with an interested shareholder (as those terms are defined in our Articles of Association) and for the amendment of the provisions in our Articles of Association relating to this shareholder approval requirement.

Quorum for General Meetings

The presence of shareholders, in person or by proxy, holding at least a majority of the Transocean shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders.  However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of our Articles of Association to cease to apply:

•Article 18—which relates to proceedings and procedures at general meetings;

•Article 19(g)—which relates to business combinations with interested shareholders;

•Article 20—which sets forth the level of shareholder approval required for certain matters;

•Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the board of directors; and

•Articles 22, 23 and 24—which relate to the size and the organization of the board of directors, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.TOC

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the Articles of Association.

Inspection of Books and Records

Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own Transocean shares and otherwise to the extent necessary to exercise his, her or its shareholder rights.  No other person has a right to inspect the share register.  The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets.  At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company.  Shareholders may also ask the auditor questions regarding its audit of the company.  The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other of our material interests.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that a special commissioner investigate specific facts in a special investigation.  If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at our registered office to appoint a special commissioner.  If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of Transocean shares in an aggregate par value of at least 2 million Swiss francs may request, within three months after the general meeting, the court to appoint a special commissioner.  The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of our board of directors or one of our officers infringed the law or our Articles of Association and thereby damaged the company or the shareholders.  The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Merger Act.  A statutory merger or demerger requires that at least two-thirds of the Transocean shares and a majority of the par value of the Transocean shares, each as represented at the general meeting of shareholders, vote in favor of the transaction.  Under the Merger Act, a “demerger” may take two forms:

•a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction.  See “—Voting” above.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company.  With respect to corporations limited by shares, such as Transocean, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares.  In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company).  For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the Transocean shares, each as represented at the general meeting of shareholders.  Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and

•the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Legal Name; Formation; Fiscal Year; Registered Office

Transocean was initially formed on August 18, 2008.  It is incorporated and domiciled in Steinhausen, Canton of Zug, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft).  Transocean is recorded in the Commercial Register of the Canton of Zug with the registration number CHE‑114.461.224.  Transocean’s fiscal year is the calendar year.

The address of Transocean’s registered office is Transocean, Turmstrasse 30, 6312 Steinhausen, Switzerland, and the telephone number at that address is +41 (0)41 749 0500.

Corporate Purpose

Transocean is the parent holding company of the Transocean group.  Pursuant to its Articles of Association, its business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose.  Transocean may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

Duration and Liquidation

Our Articles of Association do not limit our duration.  Under Swiss law, we may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two thirds of voting rights and an absolute majority of the par value of the Transocean shares, each as represented (in person or by proxy) at the general meeting.  Dissolution and liquidation by court order is possible if (1) we become bankrupt or (2) shareholders holding at least 10% of our share capital so request for valid reasons.  Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of Transocean shares held, but this surplus is subject to Swiss withholding tax of 35%.  Our shares carry no privilege with respect to such liquidation surplus.

Uncertificated Shares

Our shares have been issued in uncertificated form in accordance with article 973c of the Swiss Code as uncertificated securities, which have been registered with Computershare, and constitute intermediated securities within the meaning of the Swiss Federal Act on Intermediated Securities.  In accordance with article 973c of the Code, Transocean maintains a register of uncertificated securities (Wertrechtebuch).

Stock Exchange Listing

The Transocean shares are listed and trade on the NYSE under the symbol “RIG.”

No Sinking Fund

The Transocean shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The Transocean shares that have been issued to date are duly and validly issued, fully paid and nonassessable.

No Redemption and Conversion

The Transocean shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

Transfer and Registration of Transocean Shares

We have not imposed any restrictions applicable to the transfer of our shares, other than the requirement that an acquirer of shares expressly declares to have acquired the shares in its own name and for its own account.  Our share register is maintained by Computershare, which acts as transfer agent and registrar.  The share register reflects only record owners of our shares.  Swiss law does not recognize fractional share interests.